Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	Kirk Thompson
615 J.B. Hunt Corporate Drive		President and
Lowell, Arkansas 72745		Chief Executive Officer
(NASDAQ: JBHT)		(479) 820-8110

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS REVENUES AND EARNINGS

FOR THE SECOND QUARTER 2009

•	Second Quarter 2009 Revenue:	$770 million; down 21%
•	Second Quarter 2009 Operating Income:	$47 million; down 50%*
•	Second Quarter 2009 EPS:	19* cents vs. 39 cents

*2Q 2009 includes a $10.3 million pretax charge to write down the value of certain tractors held for sale

LOWELL, ARKANSAS, July 14, 2009 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced second quarter 2009 net earnings of $24.0 million, or diluted earnings per share of 19 cents, including a pretax charge of $10.3 million, or 5 cents per diluted share, to write down the value of certain tractors held for sale.  Excluding this charge, second quarter earnings were 23 cents per diluted share.  Last year’s second quarter net earnings were $50.6 million, or 39 cents per diluted share.  The current quarter charge was to write down to estimated fair value, a group of tractors which have been designated as held for sale.  These tractors are expected to be disposed of during the following twelve month period and relate partly to a change in our actual and targeted new Dedicated Contract Services (DCS) business, as discussed below, and partly to upgrade the Intermodal dray fleet.  Current quarter earnings were also reduced by approximately $4.3 million pretax, or 2 cents per diluted share, due to certain significant new contract start-ups in our DCS segment.

Total operating revenue for the current quarter was $770 million, a 21% decrease from the $977 million for the second quarter 2008.  The decrease in operating revenue was primarily attributable to lower fuel surcharge revenues, which reflect significantly lower fuel costs in the current quarter. Current quarter operating revenue, excluding fuel surcharges, decreased 8% from the second quarter 2008. Higher Intermodal segment volumes and significant growth in our Integrated Capacity Solutions (ICS) segment partially offset lower volumes in our DCS and Truck segments. The significant decline in Truck revenues was primarily a result of our ongoing long-term strategy to reduce the size of the segment’s tractor fleet and due to weaker demand brought about by the current economic recession.

Operating income for the current quarter declined to $47 million vs. $94 million in the second quarter 2008.  As previously mentioned, the $10.3 million pretax equipment charge, which is recorded in general and administrative expenses, and significant DCS implementation expenses reduced current period operating income.  In addition, our Intermodal segment operating income declined in the current quarter compared to the same quarter of 2008, partly due to lower revenue levels and lower rates.

“We saw evidence in the current quarter of gradual improvement in demand which has been soft for three years.  While current quarter volumes did show seasonal improvements across our four business segments, pricing has been challenging following the implementation of various bids and proposals submitted earlier in the year from Intermodal and Truck customers.  We are not pleased with the resulting pricing in these two segments.  While some in the industry have described the pricing environment as irrational and unsustainable, it is reflective of the sharp contractions in freight volumes this year.  We would expect pricing to show some improvement with increased demand or as capacity continues to exit the market.

“Shippers continue to seek ways to cost effectively focus on their core competencies, while reducing their exposure to things like in-house transportation.  For some time our DCS segment has been very active in expanding our final-mile-delivery channel, where we believe we bring a unique value proposition to the marketplace.  We are pleased to report that DCS has been very successful at finalizing several important delivery contracts.  These contracts, currently in implementation, will be phased in from the second quarter 2009 through the first quarter 2010.  At the conclusion of these implementations, which represent nearly 100 additional locations, we will be able to service 98% of the U.S. population within 150 miles of one of our facilities for the delivery of a wide variety of products.

“DCS has been making these types of deliveries for twelve years, but this recent new business greatly expands our national footprint and base in this important growth market for our Company,” said Kirk Thompson, JBHT President and CEO.

Segment Information:

Intermodal (JBI)

•	Second Quarter 2009 Segment Revenue:	$425 million; down 14%
•	Second Quarter 2009 Operating Income:	$38.8 million; down 41%*

* 2Q 2009 includes a $6.6 million pretax charge to write down the value of certain tractors held for sale

Our JBI segment continued to gain market share and make important progress in strengthening its position in the market place despite the protracted freight and economic recession. Overall load volume grew at an 8% pace, compared to the 5% growth reported in the first quarter 2009.  Eastern short haul volume grew at 26%, a slightly slower pace than recent quarters, as customers continue to seek better long term alternatives to over-the-road trucks.  Contrary to the first quarter 2009, when volumes were down, our transcontinental volume rebounded to show a 3% year-over-year growth.  Our growth in the transcontinental business is in contrast to the sharp double-digit declines in industry volumes, which certain railroads have reported.  Length of haul declined 3% from second quarter 2008 and 1% from the first quarter 2009 reflecting the continuing growth in Eastern network loads.  Price declined 3% from 2008 and 3% from the first quarter 2009.  Revenue declined 14% and was significantly impacted by the changes in fuel prices and resulting fuel surcharges.  JBI revenue increased 1% over the prior year and 8% over the first quarter 2009, when the impact of fuel surcharges is excluded.

We have substantially completed what we believe has been the busiest freight bid season in our history.  The net result is an overall decrease in price on this business, as well as changes in mix of freight.  These factors, as well as our expectations of only a modest seasonal increase in volumes, lead us to believe that earnings comparisons will continue to be difficult over the short term when viewed against the favorable results from 2008.  We consider a number of short and long term factors when we enter into contract bids, including price, network balance and efficiency, our relationship with the customer and the customer’s potential future equipment needs. Our bid process during this unique time in the freight economy was particularly challenging as we attempted to balance the short term market realities against our long term strategic objectives.  We believe that, as our rail partners continue to make multi-year investments to improve service and network efficiency, and as shippers remain under economic and environmental pressure to find sustainable alternatives to truck, the long term outlook for our intermodal business is very attractive.  As a result, it is important for us to continue to make strategic investments even in the midst of these harsh market conditions.  In the interim, we are focused on cost reduction efforts to help mitigate competitive price pressures.  During the quarter JBI was successful in reducing costs associated with outside dray expense and driver productivity, as well as several other expenses.  JBI continues to make investments to update its container and chassis fleet.  The current fleet consists of approximately 40,000 containers with more than 25% being less than three years old.  We continue to update the fleet with new steel containers, retiring our older higher maintenance containers. The aforementioned equipment charge and the disposal of certain tractors will also allow us to reduce the average age of our dray fleet, which enhances service reliability and reduces maintenance expenses.

The second quarter 2009 JBI Operating Ratio was 89.3%, which is slightly better than the first quarter’s 89.4%. This excludes the $6.6 million impact of adjusting the value of certain tractors held for sale.

Dedicated Contract Services (DCS)

•	Second Quarter 2009 Segment Revenue:	$174 million; down 28%
•	Second Quarter 2009 Operating Income:	$8.1 million; down 64%*

* 2Q 2009 includes a $3.7 million pretax charge to write down the value of certain tractors held for sale

We have continued to focus our DCS marketing efforts over the past several quarters on services that we believe offer more sustainable margins and attractive long-term growth opportunities.  In recent months, DCS has experienced growth in these newer lines of business, both in terms of record amounts of business sold and our pipeline of bid activity.  In the current quarter we commenced the implementation of significantly more new business than we have in any other prior period.  Consistent with our focus on more specialized services, we have continued to reduce our exposure to the capacity-oriented model, which we believe is more susceptible to irrational competition and harsh cyclicality.  As a result of these moves we expect, by the end of this year, our final-mile-delivery channel business will become a more significant portion of our total DCS revenues and profits.

As we on-board these incremental contracts, we will incur implementation expenses, including driver hiring and training, travel and equipment repositioning, as well as investments to establish necessary  infrastructure.  However, due to the size of several of these new and expanded contracts, the magnitude of these expenses will be more pronounced as a percentage of our overall business than in the past.  Operating income during the current quarter was reduced by approximately $4.3 million due to new contract start-ups and related implementation expenses. Further, as recently contracted business is initiated during the third quarter 2009, through the first quarter 2010, we expect to incur an additional $6 million to $8 million of implementation expense.  All of the contracts associated with this business are at least 5 years in length and relate to highly customized delivery services for a variety of customers.  While we may incur significant implementation expenses in connection with the start up of this new or expanded DCS business, our typical contract ensures that we will recover this expense over the life of the contract, even in the rare case of an early cancellation.  While we do not discuss margins on individual contracts or among our DCS channels, the structure of these contracts and our twelve year experience in these business lines gives us confidence that DCS can produce the types of margins and returns, after full implementation, that have been evident in recent quarters.

If we excluded the new business specifically mentioned above and the $3.7 million pretax charge to write down the carrying value of the held-for-sale tractors from our current quarter’s financial results, the DCS operating ratio would have been 90.7%.

Our average truck count declined during the current quarter by 429 units, to 4,286 vs. 4,715 units in the comparable period of 2008. This decline primarily relates to reductions in existing fleets as adjustments are made to match lower business demand levels with equipment.  Many of these assets are included in the group of tractors held for sale.  The productivity of our equipment, as measured by revenue per truck, deteriorated by 21% from the same period last year, due to a decline in demand from existing customers.  We cannot predict the speed or pace of an economic recovery and its effect on our underlying volumes within DCS.  However, based upon recent business awards and accounts scheduled for implementation, we believe our truck count will grow beginning in the third quarter 2009 and will end the year at more than 4,400 units.

Truck (JBT)

•	Second Quarter 2009 Segment Revenue:	$108 million; down 44%
•	Second Quarter 2009 Operating Loss:	($4.0) million; down 219%

JBT revenue for the current quarter declined 44%, compared with second quarter 2008.  Excluding fuel surcharge revenue, JBT revenue declined 34%.  We have continued to right-size our tractor fleet according to customer demand and market conditions.  In the second quarter this resulted in a reduction of 599 tractors, or 16%, compared with the tractor count at the end of the second quarter 2008.  Our fleet consisted of 3,169 tractors at the end of the quarter, keeping JBT one of the country’s larger for-hire carriers.  As we work closely with our customers to evaluate their equipment needs, we will continue to utilize our multiple service offerings to verify the appropriate mix of service, cost and flexibility needed to meet their evolving requirements.

Meanwhile, rates from consistent shippers declined 5.1 cents per loaded mile, or 3.0%, excluding fuel surcharges.  Compared to the same quarter a year ago, our average length of haul decreased 3.0%.  Overall rate per loaded mile, excluding fuel surcharges, decreased 9.0%, compared to the second quarter 2008.  The majority of this decline in rate per loaded mile can be traced to June 2008, when an unexpected spike in demand caused a surge in spot rates that has not been experienced since.  Demand improved slightly in May, after a relatively slow April, and stabilized for the remainder of this quarter.  However, the current quarter ended with only a small increase in volume.  Rates for spot activity improved, outpacing the expected fuel-related increase as average diesel prices climbed in June.

JBT’s total maintenance expense increased from 9.3% of operating revenues, excluding fuel surcharges, in the second quarter 2008, to 11.5% in the current quarter, primarily due to an aging tractor fleet that we are not replacing given the lack of reasonable financial returns.

Integrated Capacity Solutions (ICS)

•	Second Quarter 2009 Segment Revenue:	$68 million; up 28%
•	Second Quarter 2009 Operating Income:	$4.2 million; up 85%

ICS revenue increased 28% from the second quarter 2008 on a 94% increase in load volume. Revenue increased at a slower rate than load volume due primarily to lower fuel prices during the current quarter 2009, compared to the same period of 2008.  We continued to see steady volume increases throughout the second quarter with load volumes also increasing 28% over the first quarter 2009. Our second quarter net operating revenue (gross revenue less purchased transportation) and our operating income increased 6% and 3%, respectively, over the first quarter 2009.

Operating expenses (which excludes purchased transportation expenses) increased 82% from the second quarter 2008, primarily due to employee additions. Year over year employee count increased 75% from 2008. In anticipation of further growth in the segment, we continue to increase our workforce.  Employee count grew 6% over the first quarter 2009. Our total operating expenses, as a percentage of net operating revenues, were consistent with the second quarter 2008 at 68%.

Our third party carrier base grew 9% during the current quarter to over 21,500 carriers by quarter-end.

Cash Flow and Capitalization:

At June 30, 2009, we had total debt outstanding of $648 million, compared with $634 million at December 31, 2008 and $825 million at June 30, 2008.

Our net capital expenditures for the six months ended June 30, 2009 approximated $142 million, compared with $110 million for the same period of 2008.  The increase in current year net capital expenditures was primarily due to the acquisition of new Intermodal trailing equipment and capital related to new DCS business investments.  At June 30, 2009, we had cash and cash equivalents of $3.6 million.

This press release may contain forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2008. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and related information will be available immediately to interested parties at our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30
	2009		2008
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$702,986		$763,303
Fuel surcharge revenues	66,798		214,036
Total operating revenues	769,784	100.0%	977,339	100.0%

Operating expenses
Rents and purchased transportation	336,569	43.7%	377,433	38.6%
Salaries, wages and employee benefits	192,933	25.1%	220,961	22.6%
Fuel and fuel taxes	62,712	8.1%	157,637	16.1%
Depreciation and amortization	47,094	6.1%	50,728	5.2%
Operating supplies and expenses	38,665	5.0%	40,965	4.2%
Insurance and claims	13,858	1.8%	14,262	1.5%
General and administrative expenses, net of gains	19,401	2.5%	8,584	0.9%
Operating taxes and licenses	7,022	0.9%	8,120	0.8%
Communication and utilities	4,439	0.6%	4,604	0.5%
Total operating expenses	722,693	93.9%	883,294	90.4%
Operating income	47,091	6.1%	94,045	9.6%
Net interest expense	7,505	1.0%	10,065	1.0%
Equity in loss of associated companies	223	0.0%	1,023	0.1%
Earnings before income taxes	39,363	5.1%	82,957	8.5%
Income taxes	15,314	2.0%	32,353	3.3%
Net earnings	$24,049	3.1%	$50,604	5.2%
Average diluted shares outstanding	129,364		128,476
Diluted earnings per share	$0.19		$0.39

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Six Months Ended June 30
	2009		2008
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$1,366,639		$1,487,474
Fuel surcharge revenues	125,980		368,248
Total operating revenues	1,492,619	100.0%	1,855,722	100.0%

Operating expenses
Rents and purchased transportation	635,991	42.6%	708,108	38.2%
Salaries, wages and employee benefits	385,279	25.8%	434,596	23.4%
Fuel and fuel taxes	121,942	8.2%	291,639	15.7%
Depreciation and amortization	94,457	6.3%	101,267	5.5%
Operating supplies and expenses	74,292	5.0%	77,762	4.2%
Insurance and claims	25,709	1.7%	32,064	1.7%
General and administrative expenses, net of gains	27,847	1.9%	18,114	1.0%
Operating taxes and licenses	13,917	0.9%	16,173	0.9%
Communication and utilities	9,104	0.6%	9,898	0.5%
Total operating expenses	1,388,538	93.0%	1,689,621	91.0%
Operating income	104,081	7.0%	166,101	9.0%
Net interest expense	14,261	1.0%	21,572	1.2%
Equity in loss of associated companies	848	0.1%	1,878	0.1%
Earnings before income taxes	88,972	6.0%	142,651	7.7%
Income taxes	34,165	2.3%	55,634	3.0%
Net earnings	$54,807	3.7%	$87,017	4.7%
Average diluted shares outstanding	128,962		128,195
Diluted earnings per share	$0.42		$0.68

Financial Information By Segment

(in thousands)

(unaudited)

	Three Months Ended June 30
	2009		2008
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$424,968	55%	$495,834	51%
Dedicated	174,209	23%	243,271	25%
Truck	108,000	14%	191,842	20%
Integrated Capacity Solutions	68,112	9%	53,123	5%
Subtotal	775,289	101%	984,070	101%
Intersegment eliminations	(5,505)	(1)%	(6,731)	(1)%
Consolidated revenue	$769,784	100%	$977,339	100%

Operating income

Intermodal	$38,781	82%	$66,152	70%
Dedicated	8,054	17%	22,161	24%
Truck	(4,022)	(9)%	3,386	4%
Integrated Capacity Solutions	4,227	9%	2,291	2%
Other (1)	51	0%	55	0%
Operating income	$47,091	100%	$94,045	100%

	Six Months Ended June 30
	2009		2008
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$816,438	55%	$932,638	51%
Dedicated	353,658	24%	471,626	25%
Truck	209,628	14%	376,825	20%
Integrated Capacity Solutions	124,583	8%	90,616	5%
Subtotal	1,504,307	101%	1,871,705	101%
Intersegment eliminations	(11,688)	(1)%	(15,983)	(1)%
Consolidated revenue	$1,492,619	100%	$1,855,722	100%

Operating income

Intermodal	$80,101	77%	$117,994	71%
Dedicated	25,431	24%	40,484	24%
Truck	(9,838)	(9)%	3,340	2%
Integrated Capacity Solutions	8,342	8%	4,241	3%
Other (1)	45	0%	42	0%
Operating income	$104,081	100%	$166,101	100%

(1) Includes corporate support activity

Operating Statistics by Segment

(unaudited)

	Three Months Ended June 30
	2009	2008

Intermodal

Loads	223,884	206,566
Average length of haul	1,784	1,844
Revenue per load	$1,898	$2,400
Average tractors during the period *	2,128	2,019

Tractors (end of period)
Company-owned	2,147	2,050
Independent contractor	3	5
Total tractors	2,150	2,055

Containers (end of period)	39,805	35,427
Average effective trailing equipment usage	36,248	34,578

Dedicated

Loads	290,146	343,742
Average length of haul	205	224
Revenue per truck per week**	$3,160	$3,993
Average trucks during the period***	4,286	4,715

Trucks (end of period)
Company-owned	3,965	4,546
Independent contractor	37	82
Customer-owned (Dedicated operated)	328	94
Total trucks	4,330	4,722

Trailing equipment (end of period)	9,625	8,084
Average effective trailing equipment usage	12,057	12,682

Truck

Loads	124,586	174,193
Average length of haul	449	463
Loaded miles (000)	56,868	79,943
Total miles (000)	65,848	90,630
Average nonpaid empty miles per load	73.4	62.2
Revenue per tractor per week**	$2,710	$3,804
Average tractors during the period *	3,111	3,912

Tractors (end of period)
Company-owned	2,163	3,015
Independent contractor	1,006	753
Total tractors	3,169	3,768

Trailers (end of period)	13,041	16,779
Average effective trailing equipment usage	10,013	12,198

Integrated Capacity Solutions

Loads	66,292	34,147

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment

(unaudited)

	Six Months Ended June 30
	2009	2008

Intermodal

Loads	424,116	397,586
Average length of haul	1,791	1,862
Revenue per load	$1,925	$2,346
Average tractors during the period *	2,130	1,927

Tractors (end of period)
Company-owned	2,147	2,050
Independent contractor	3	5
Total tractors	2,150	2,055

Containers (end of period)	39,805	35,427
Average effective trailing equipment usage	35,301	34,148

Dedicated

Loads	574,508	674,583
Average length of haul	212	228
Revenue per truck per week**	$3,145	$3,809
Average trucks during the period***	4,405	4,806

Trucks (end of period)
Company-owned	3,965	4,546
Independent contractor	37	82
Customer-owned (Dedicated operated)	328	94
Total trucks	4,330	4,722

Trailing equipment (end of period)	9,625	8,084
Average effective trailing equipment usage	12,443	12,901

Truck

Loads	237,918	344,487
Average length of haul	452	478
Loaded miles (000)	110,175	164,864
Total miles (000)	127,564	187,555
Average nonpaid empty miles per load	73.8	66.3
Revenue per tractor per week**	$2,644	$3,606
Average tractors during the period*	3,109	4,068

Tractors (end of period)
Company-owned	2,163	3,015
Independent contractor	1,006	753
Total tractors	3,169	3,768

Trailers (end of period)	13,041	16,779
Average effective trailing equipment usage	10,054	12,284

Integrated Capacity Solutions

Loads	117,902	62,227

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2009	December 31, 2008

ASSETS
Current assets:
Cash and cash equivalents	$3,570	$2,373
Accounts receivable	308,313	280,614
Assets held for sale	18,018	17,843
Prepaid expenses and other	56,333	95,457
Total current assets	386,234	396,287
Property and equipment	2,165,261	2,169,893
Less accumulated depreciation	750,704	783,363
Net property and equipment	1,414,557	1,386,530
Other assets	20,095	10,636
	$1,820,886	$1,793,453

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt	$61,500	$118,500
Trade accounts payable	173,125	196,059
Claims accruals	19,408	18,095
Accrued payroll	39,389	33,156
Other accrued expenses	46,540	31,995
Deferred income taxes	10,048	10,083
Total current liabilities	350,010	407,888

Long-term debt	586,700	515,000
Other long-term liabilities	31,075	30,490
Deferred income taxes	275,962	311,064
Stockholders’ equity	577,139	529,011
	$1,820,886	$1,793,453

Supplemental Data

(unaudited)

	June 30, 2009	December 31, 2008

Actual shares outstanding at end of period (000)	126,845	126,062

Book value per actual share outstanding at end of period	$4.55	$4.20

	Six Months Ended June 30
	2009	2008

Net cash provided by operating activities (000)	$150,638	$203,511

Net capital expenditures (000)	$142,392	$110,400